Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 20, 2014 / 02:00PM GMT

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting, Inc. - Director, IR and Communications

Steve Gunby FTI Consulting, Inc. - President and CEO

Roger Carlile FTI Consulting, Inc. - EVP and CFO

Dave Bannister FTI Consulting, Inc. - EVP and Chairman, North America

CONFERENCE CALL PARTICIPANTS

Tim McHugh William Blair & Company - Analyst

Jason Anderson Stifel Nicolaus - Analyst

Paul Ginocchio Deutsche Bank - Analyst

David Gold Sidoti & Company - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

Randy Reece Avondale Partners - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting fourth-quarter and fiscal 2013 earnings conference call. As a reminder, today’s call is being recorded. And now for opening remarks and introductions I will turn the call over to Mollie Hawkes, Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - Director, IR and Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s fourth-quarter and fiscal 2013 results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans; objectives; goals; strategies; future events; future revenues; future results; performance expectations; plans or intentions relating to financial performance, acquisition, business trends, and other information or matters that are not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings release issued this morning, a copy of which is available on our website at www.FTI Consulting.com as well as other disclosures under the heading of risk factors and forward-looking information in our most recent Form 10-K filed with the SEC and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings-per-share and adjusted net income. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning. With these formalities out of the way, I’d like to turn the call over and welcome our recently appointed President and Chief Executive Officer, Steve Gunby. Steve, please go ahead.

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Steve Gunby - FTI Consulting, Inc. - President and CEO

Thank you, Mollie. Welcome to all of you, and thanks for joining this call. Today is my one-month anniversary of joining FTI. And I’d like to say I am excited to be here, and I’m very much looking forward to meet each of you on this call and working with you going forward. I’m joined today by Roger Carlile who I think most of you know is our CFO; and Dave Bannister who I think also most of you know is our Chairman of North America.

In a moment I’m going to turn this over to Roger who will provide you an overview of the fourth quarter and of the full year and will share the first quarter’s guidance. Let me, however, say up front, I’m disappointed with our first-quarter outlook. It’s obviously not the starting point that I would have liked or we would have liked as we begin the next phase of FTI’s success story.

Having said that, I also want to underscore just how excited I am to be at this Company and how convinced I am of the powerful prospects this Company has going forward in terms of profitability, in terms of growth, in terms of the lifeblood of professional services, deep client and powerful client relationships.

So, after Roger has gone through the numbers I’d like to come back to you briefly. I’m only a month in here, but I’d like to give you a flavor for why — what I’ve heard and experienced over the last few weeks, what makes me excited, and the process we have underway to unlock and deliver on that potential. So with that, let me turn it over to you, Roger.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Thanks, Steve. This morning we announced our fourth-quarter and full-year results for 2013. By now, I hope all of you have had a chance to review them. If not, as Molly said, they can be found on our investor relations website. For the quarter, revenues increased 4.2% to $416 million, adjusted EBITDA was $53 million or 12.7% of revenue, adjusted earnings per share were $0.49.

It’s important to note that both adjusted EBITDA and adjusted earnings per share included a remeasurement gain related to the reduction of the liability for estimated future contingent consideration payments related to prior acquisitions. This remeasurement gain increased adjusted EBITDA in the quarter by $5.3 million and adjusted earnings per share by $0.10.

For the year, revenues increased 4.8% to $1.65 billion. Adjusted EBITDA was $259.1 million or 15.7% of revenues. Adjusted earnings per share was $2.39, and again, both adjusted EBITDA and adjusted earnings per share included a remeasurement gains related to the reduction of the liability for estimated future contingent consideration payments related to prior acquisitions.

These remeasurement gains increased adjusted EBITDA for the year by $13.6 million and adjusted earnings per share for the year by $0.30.

During our third-quarter earnings call, the Company updated its fiscal 2013 guidance for revenues of between $1.62 billion and $1.65 billion and adjusted earnings per share of between $2.10 and $2.20 per share. For purposes of comparing our full-year adjusted earnings per share to our guidance on an apples-to-apples basis, you should exclude the fourth quarter $0.10 per share favorable impact of the remeasurement gain, which was unknown at the time we reaffirmed our full-year guidance during the third-quarter earnings call. And thus, you would compare $2.29 per share to the $2.10 to $2.20 per share guidance range provided.

Regarding this comparison, we achieved double-digit year-over-year revenue growth in our forensic and litigation consulting and technology segments in the fourth quarter as we benefited from stronger-than-expected demand. In addition, these businesses were not impacted by the year-end holiday seasonality to the degree anticipated in our guidance. As a result, the Company achieved full-year revenue at the upper end of its guidance range and exceeded the upper end of its adjusted earnings-per-share guidance range.

With regards to capital allocation, we continued our balanced approach. In the fourth quarter, the Company spent $14.7 million on acquisitions and committed $22.4 million to repurchase and retire approximately 535,000 shares of the Company’s common stock. For the full year 2013, the Company spent $55.5 million on acquisitions and committed $71.1 million to repurchase and retire approximately 1.96 million shares.

Turning to our cash position, for the year net cash provided by operating activities was $193.3 million, an increase of $73.1 million as compared to the prior-year period. This increase was primarily due to slightly higher cash collections, lower employee bonus, and lower income tax payments. Cash and cash equivalents were $205.8 million at December 31, 2013.

Although overall cash collections were higher, the rate of collections slowed somewhat as days sales outstanding or DSO’s during the quarter increased 7 days to 97 days as compared to the prior-year quarter. This increase in DSO’s was largely driven by a shift in both service and geographic mix as our receivables balance grew in our corporate finance restructuring business in Asia-Pacific relative to the growth in other segments and regions, primarily as a result of our acquisitions of the last 16 months of two corporate finance and advisory businesses in Australia. These businesses naturally experienced longer billing and collection times as an extended regulatory process dictates the timing of billing and collections, resulting in higher average DSO’s.

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During the quarter, we incurred a special charge of $27.6 million, of which $10.9 million is non-cash in nature. This charge was primarily for severance and acceleration of expense for certain retention bonuses, equity awards, and transition service payments related to the transition of former executives. In addition, it includes the acceleration of contractual transition service expense for a senior client service professional within the corporate finance restructuring segment.

Turning to our segments performance, in the fourth quarter our forensic and litigation consulting segment continued its strong performance with revenues of $114.7 million, increasing 18% year over year. Results were driven by higher demand and success fees in our health solutions practice and strength in our financial and enterprise data analytics or FEDA practice.

Our health solutions practice revenues increased 57.1% over the prior-year quarter and 19% sequentially on strong demand for our performance improvement and physician integration services. Our FEDA practice continued to emerge as a market leader as revenues nearly doubled compared to the prior-year period. This increase was driven by strong demand for larger disputes in mortgage-backed securities engagements.

For the year, forensic and litigation consulting revenues increased 6.4%. This increase was largely driven by the 23.6% year-over-year increase in our health solutions practice. In 2013, we saw positive litigation market trends emerge with securities litigations filings increasing 10% compared to 2012. Looking forward, we see encouraging signs for a more robust accounting and the investigatory task force at the SEC, and we are positioned as one of the few independent providers of these services that can compete on a global basis.

In our health solutions practice we continue to benefit from the disruption occurring in the healthcare industry. Looking forward, as many of our provider clients are starting to feel the impacts of the Affordable Care Act and experience revenue shortfalls we expect demand for our physician integration in clinical and business model transformation services to remain robust in 2014.

In economic consulting, fourth quarter revenues of $108 million increased 12.9% year over year. The increase in revenues was driven by strong performance of the segments antitrust litigation services in the North American and EMEA regions and its international arbitration, regulatory, and valuation practices in the EMEA region. Our fourth quarter results cap off an outstanding year for our economic consulting business. In 2013, revenues increased 14.2% year over year. This strong performance was driven by our market-leading professionals, several of whom we recently agreed to extend employment agreements with, which I will discuss later.

In technology, fourth quarter revenues of $53.6 million increased 12.6% year over year. Similar to our third-quarter results, our strategic investments in products, people, and business development contributed to our performance. We benefited from strong demand across our complete suite of E-Discovery software and services. We also continued to observe rising demand globally for our end-to-end capabilities, particularly from corporations seeking long-term provider relationships. According to our clients, our E-Discovery software and the depth of our global experience are key factors in their decision to engage us long term.

For the year, technology revenues increased 3.8% compared to the prior year. Our ability to earn business from new clients while further developing our relationships with existing clients help to offset the challenging headwinds associated with the decline of certain large engagements as well as unfavorable pricing pressure for our unit-based offerings.

Turning to corporate finance/restructuring, fourth-quarter revenues of $92.8 million decreased 14.5% year over year. Revenue increases in Asia-Pacific, primarily related to an acquisition of an Australian-based corporate recovery business, were unable to offset the continued weakness in our core North American bankruptcy and restructuring business.

In the fourth quarter, demand remained depressed for restructuring activity as a result of the strong high-yield debt financing markets and historically low US corporate default rates. A recent report from the American Bankruptcy Institute found that 2013 business bankruptcy filings in the US dropped 24% compared to 2012, their lowest level since 2006. Lower success fees versus the prior-year quarter also contributed to the year-over-year decline.

For the year corporate finance restructuring revenues decreased 3.1% as the impact of acquired revenue was unable to fully offset the revenue shortfall in North America. In light of the challenging bankruptcy and restructuring backdrop in North America, we continue to focus on our go-to-market initiatives for our nondistressed product offerings, which now represent approximately 35% of segment revenues. However, these services generate profit margins below the levels we have historically achieved in our core bankruptcy and restructuring practice.

In strategic communications, fourth-quarter revenues of $46.9 million declined 6.8% year over year. Revenues were lower due to reduced pass-through revenues and project revenues in the EMEA and North American regions. While our strategic communication segment remains the global leader for M&A financial communications by volume, the financial transactions business continues to experience pricing pressure and reduced activity. For the full year, revenues in strategic communications fell just under 1%.

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From a geographic perspective fourth-quarter Asia-Pacific revenues increased 15.4% year over year with 26% and 15% year-over-year increases in our forensic and litigation consulting and corporate finance/restructuring businesses, respectively, during the quarter. Corporate finance/restructuring revenues were largely driven by $4.9 million of acquired revenues. Our forensic and litigation consulting segment revenues in the region were bolstered by contributions from its construction solutions practice as it continues to experience significant growth as we invest in building out that team.

For the year, revenues in Asia-Pacific increased 32.8%. The revenue increase was, again, largely driven by acquired revenues in Australia. Outside of Australia, we see opportunities to enhance our position in Singapore in both our forensic and litigation and economic consulting businesses where we realized year-over-year revenue increases.

In EMEA, fourth-quarter revenues increased 12.9% year over year, driven by a 55.2% increase in economic consulting revenues and a doubling of technology revenues. During the quarter, our economic consulting business benefited from strength in our European international arbitration and antitrust practices. The uptick in technology revenues was driven by increasing client demand for technology providers with global reach as this continues to be an important factor in winning work on complex cross-border investigations and transactions. For the year, revenues increased 9.9% in EMEA. Revenues were driven by solid top-line increases out of the UK and a 47.4% increase in revenues in our Belgium office.

In Latin America, revenues decreased 0.6% for the quarter as increases in corporate finance restructuring revenues were unable to offset revenue declines in our forensic and litigation consulting and strategic communications businesses. For the year, Latin America revenues fell 11.9%, primarily due to softer demand in that region.

In North America, fourth quarter revenues increased 1.5% year-over-year. This increase was largely driven by a 25.7% revenue increase in our forensic and litigation consulting segment. Within our forensic and litigation consulting segment, our health solutions practice increased 57% year-over-year. This strength along with the 5.3% and 3.9% year-over-year revenue increases in our technology and economic consulting segments, respectively, was offset by the previously mentioned challenging revenue headwinds in our core North America bankruptcy and restructuring business.

For the year, North American revenues increased 2.4% as declines in our core North American restructuring and bankruptcy business were offset by double-digit revenue increases in our economic consulting and forensic and litigation consulting businesses. Our forensic and litigation consulting growth was, again, largely driven by 23.6% increase in health solutions revenues compared to the prior-year period.

Turning to our 2014 outlook, the guidance provided in this morning’s press releases is only for the first quarter of 2014, not the full year as has been our historical practice. As Steve will discuss in more detail later, he is leading a strategic review of the Company’s market, services, and clients. And in light of possible strategic and operating changes coming from that review, we are only providing guidance for the first quarter of 2014. We intend to provide second quarter guidance during our first quarter earnings call in early May and updated full-year 2014 guidance in June.

These particular changes in guidance should not be viewed as a permanent change to the Company’s guidance practices.

As you know from prior years, our first quarter includes several cost items that don’t recur in the second and later quarters of the year. Also for the first quarter of 2014, we have certain investments which continue to impact our adjusted EBITDA and adjusted earnings per share such as the organic investment in our United Kingdom-based transaction advisory services practice, which we first announced in our third-quarter 2013 earnings call. I will discuss these issues in more detail shortly.

Walking our fourth-quarter 2013 results forward to our first-quarter 2014 guidance may better explain our guidance. Our fourth-quarter 2013 revenue of $416 million falls within our first-quarter guidance range of $410 million to $425 million. So on a consolidated basis, we are seeing a revenue opportunity reasonably consistent with the fourth quarter of 2013. However, we are anticipating some differences in our mix of revenues by segment which will impact consolidated adjusted EBITDA margins. For example, although we anticipate flat to slightly increasing revenue for our forensic and litigation consulting segment in the first quarter of 2014, as compared to the fourth quarter of 2013, we don’t expect the segment’s higher-margin health solutions practice to represent the same proportion of the segment’s revenues in the first quarter of 2014 that it did in the fourth quarter of 2013.

Likewise in technology, we anticipate revenue in the first quarter of 2014 to be flat to increasing by low single-digit percentages. However, adjusted segment EBITDA margins are expected to be continued — to be affected by pricing pressure and business mix. For our corporate finance and restructuring segment, we continue to face weak demand for our historically high-margin bankruptcy and restructuring business in North America. To give this some perspective, speculative grade debt issuance volume totaled $476.5 billion in 2013, the highest on record marking a 12% increase from 2012 according to the Dealogic.

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Moreover, US junk-bond issuance in 2013 totaled $324 billion, the second largest yearly figure ever, according to S&P Capital. And the high-yield market ended 2013 on a relatively high active note with roughly $22 billion in volume during December. Thus, we currently expect first-quarter 2014 revenues to be flat to down by mid-single-digit percentages, and as you know, this segment has historically represented one of our higher adjusted segment EBITDA margin businesses.

In economic consulting we are currently anticipating revenues in the first quarter of 2014 to be relatively flat compared to the fourth quarter of 2013 due to a relatively slow ramp up of employee utilization in January 2014 following the completion of several large client matters and year-end holidays. Moreover, we remain concerned that the market seems to lack confidence about moving past the first look M&A stage. Much has been published about the strength of M&A fundamentals and the uptick in early stage M&A activity. But a lack of willingness to pull the trigger seems to remain.

Likewise for our financial litigation business, the levels of activity created by the 2008 financial crisis will wane at some point. In 2013, federal cases in which financial institutions were named as defendants represented 24% of all federal cases, up slightly from 23% in 2012, but well below the 67% and 63% of total cases witnessed during the peak of the credit crisis in 2008 and 2009.

In addition, we will begin incurring a higher employee compensation cost as a result of recent senior professional employment agreement extensions which will impact adjusted segment EBITDA margin in this segment.

Finally, we anticipate revenues in our strategic communications segment to be down by mid-single-digit percentages in the first quarter of 2014 as compared to the fourth quarter, due to the continued challenging capital markets activity and pricing pressure for our financial communications services. According to Mergermarket, after improving 28% year-over-year in the third quarter of 2013, poor fourth-quarter deal flow caused M&A value to drop 3% in 2013 compared to 2012.

In Europe, where the segment has its greatest exposure, fourth quarter M&A value was down almost 40% compared to the fourth quarter of 2012.

Turning to the cost side of our guidance, as I mentioned earlier, during the fourth quarter of 2013 we reached agreement with several of our economic consulting segments most senior client service professionals to extend their employment agreements through the year 2023. As a result of increased bonus and other compensation opportunities for these and other professionals participating in the segment’s bonus pools, we estimate that adjusted segment EBITDA margin for 2014 and forward will be reduced by 400 basis points to 500 basis points. However, this range is dependent upon the actual revenue levels due to the variable nature of much of this segment’s compensation structure.

Regarding other cost items, our first quarter typically has increased employee benefits cost for higher FICA and 401(k) expenses as a result of our annual performance bonus payments. Equity compensation expense is also higher in the first quarter due to the fact that many of our senior managing directors receive a portion of their bonus awards in equity grants. Depending on length of service and retirement eligibility of these S&D’s, certain of these awards vest upon grant which produces this one-time spike in expense in March.

Our marketing and business developed expenses are also increased in the first quarter due to two large client-focused events we sponsor during the quarter.

Finally, for the first quarter of 2014 we will incur double rent for both our existing London office facilities and our new London office, which we are moving into as we speak and will complete that moved by the end of the first quarter. On a combined basis, these four increased expense categories create a reduction in fourth-quarter adjusted EPS of between 15% and 20% — $0.15 and $0.20 per share as compared to other quarters in the year.

Based on current market conditions and the segment level drivers described above, the Company estimates that revenues for the first quarter of 2014 will be between $410 million and $425 million and adjusted earnings per share will be between $0.20 and $0.28 per share. This guidance assumes no acquisitions and no share repurchases. With that, I will turn the call back to Steve for his closing remarks.

Steve Gunby - FTI Consulting, Inc. - President and CEO

Thank you, Roger. With that description, I’m sure many of you have questions for Roger and Dave on both last year’s results and the outlook for the first quarter. So let me just say a few words before I turn the call back to them so you can ask your questions. As I mentioned before, obviously none of us are excited about the first quarter outlook that Roger just outlined. But I want to stress that I remain fundamentally excited about the core capabilities of this business and where it can go.

I’ve been in this job only four weeks, but I’ve spent an intensive four weeks. I’ve spent four weeks on the road meeting the team. Not just the management team, which is an impressive team, but also the folks who are driving the business, people who are collaborating with clients day to day. And I’ve had the chance to meet with some

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

of those clients as well and I’ve done this in a number of cities. I’ve been to New York, Chicago, Los Angeles, San Francisco, Australia, Hong Kong, Singapore, London, Milan, Madrid, and next week I’m going to Latin America and a couple of other US cities. The cities, of course, are different; our practices are different in those cities. The individuals are different, but every one of those markets I walked away with a clarity, a strong conviction that we have in every one of those markets unbelievably dedicated people who are making major difference every day for our clients and people who have passion to take this Company to the next level.

That sort of enthusiasm together with the capabilities we have in professional services firm is the key. It is something we can work with. When I arrived home from that first trip very tired, pretty jetlagged, I told my wife that I was more excited than ever about the opportunities that this Company has.

There are, of course, areas for improvement in every business. And no business can stand still and that’s true for us as well. There’s obviously much work to be done here to realize your aspirations for this Company as well as ours. It’s too early today for me to outline specific plans, but let me give you a sense of the processes we have underway.

First of all, I want to make sure I extend an invitation to each of you to the upcoming investor day on June 16 in New York City. I’m very much hoping you can all be there at least for chance for me to get to meet you and to talk with you one-on-one, but also I think it’s the first investor day we’ve had in six years. It will be a terrific time for us to talk not just about a vision, but I’m intending for us to share concrete plans about where we see this Company going and a sense of ownership of those plans, accountabilities, timelines, deliverables and deadlines.

Before I start started this firm last month, I hosted a two day off-site with the top management where I asked the team to bring to the table their most powerful ideas for where this Company could go; where we could take this Company in the medium-term, in the 36 month to 54 months; where we could take this Company in the next 18 months; and ways that we could fund the journey; and what are the cultural strengths that we have that we can build on; and what are the cultural inhibitions that we need to change.

It was a great meeting, I think, regarded by all as a great meeting and importantly a long list of powerful ideas emerged. For every idea, someone in that meeting took ownership to pull the thinking together, the initial thinking together; figure out where we can take it to go and what we need to do to supplement that thinking to take it to action. That group will be meeting again shortly in March and then again in April, and out of those meetings we will set the initial direction for the Company for change.

Those are the plans that will be shared with the Board and then with all of you in June.

I’ve had the chance, even while I’ve been traveling, to sit with people and see some of the initial work, some with Roger and David in the room, some with others, some of our segment leaders and some of the region heads. Where I’ve done that, I and the others in the room have tended to walk away with those conversations feeling very good with a sense that there is real granular opportunities in front of this Company — things that we can do not just in the three- and five-year time frame or one- or two-year timeframe, but things that we can begin to move on boldly in the second and third and fourth quarters of 2013 that can make a difference for the business and for our shareholders.

So with that, let me say thanks for taking the time here today. I very much look forward to meeting each of you. Thank you for the support you’ve given to this Company. With that, let me turn this back to Roger and Dave and open the floor for your questions on our quarterly and full-year results. Roger? Dave?

QUESTION AND ANSWER

Operator

(Operator Instructions). Tim McHugh, William Blair and Company.

Tim McHugh - William Blair & Company - Analyst

I guess first just on the economic segment, you talked about extending the employment agreement. I’m sorry, you ran through this quickly but so I may have — if you could just refresh the numbers that you said about the margin hit. And what was the impetus for — were the employment agreements expiring here or what made you have to re-up this and pay the consultants more to keep them engaged and what do you get for this? How long have you locked these consultants in for?

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Roger Carlile - FTI Consulting, Inc. - EVP and CFO

So Tim, I’ll restate what I said so it’s clear and then David will go into a little more depth on the actual changes. But what I’d indicated was that those are variable compensation arrangements so it’s an estimate but we are estimating 400 and 500 basis point reduction to adjusted segment EBITDA margin from the levels it was running as it exited 2013. And David just some background.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Yes, Tim, let me try and make a few points on the economic business. As you know, that is a business that has tremendous intellectual capital that is populated by people from world-renowned Nobel Prize winners, very productive and very important people. This process was an important process in terms of getting the top 10 folks contracted for the balance of the decade. We now have our top 10 economists who are committed to us and enthusiastically contracted to us through periods ranging from 2020 to 2023.

I would point out that the margins that are implied by this are consistent with some of the warnings Roger has been giving over the last number of quarters where we had been consistently saying we were operating at the high end of the possible margin range for this business and that having the implied margins of here of the 15% to 16% is a very consistent with past margins we’ve had in this business but also with where we been trying to steer people. And it also, I would point out, those margins are well above our public peers that operate in this space. So this is still a very profitable business and a very good business for those levels. But we do think that it is appropriate and important to have these people signed up to long-term agreements where we know that we’d have the value of their services.

The really important thing in the business, too, is by securing the top folks, it really provides solidity and continents continuity to the totality of the team. You know Tim as you and I have discussed before, one of the real advantages we think we have in that business is the high quality stack that those people, the PhD’s or aspiring PhD’s who work for us really gravitate towards the use of these top economists and having the ability to articulate to that staff the continuity of those top people for a long period of time is a huge advantage to us.

So, we are very excited, very enthused about this. There are other elements of the re-contracting that have benefits for other people within the group, but we think it is now a business model that is secure, that is appropriate for those — for that business and one that we are very pleased to be going forward with.

Tim McHugh - William Blair & Company - Analyst

Okay, that’s helpful I guess. And then on the restructuring business, I get — I — obviously everyone knows that high-yield markets are on fire and restructuring is facing pressure, but beyond the kind of market trends, I’ve also heard some commentary of people speculating on some of the traditional investment banks trying to push further into other areas of restructuring and trying to keep more of whatever work there is out there for themselves, basically, more so on the debtor side then the creditor side. But can you talk competitively? What are you seeing in the traditional restructuring business and does that — are you seeing any impact I guess in terms of the market share underlying that business?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Tim, I think that’s as always with you a very good observation and one that we are watching carefully. What has — what I think has happened to a large number of assignments because of the tremendous liquidity in the market, whether it’s the high-yield market or we’re back to covenant light loans and a very aggressive banking market again, is that projects that heretofore have moved into restructuring into their pre-bankruptcy or actually bankruptcy are getting refinanced prior to us getting to them.

So while I don’t see a tremendous amount of change in the nature of the services being provided by the investment banks — they are not putting large teams of people into projects and billing by the hour and trying to restate financial statements and so forth. They are aggressively in with refinancing proposals. I think we spoke earlier in the year, for example, about JCPenney, which was a pretty highly visible distressed credit where a number of firms like us thought it might move into a restructuring and they had a billion-dollar plus refinancing led by Goldman. Those are the sorts of things that really seem to be going on with the investment banks.

We do have, and I think you’ll hear in June, some thoughts about how to keep repositioning our corporate finance business into earlier stage services for companies that are undergoing distress. I was with one of the top LBO guys over the weekend who sort of comes from that background, and we were talking a lot about how our services might extend to helping companies not go into bankruptcy. We refer to them as performance improvement. Certainly you know Jay Alix and others have gotten more aggressive in there, and I know that Steve and — with our corporate finance team think there are opportunities for us there.

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I would point out that some of the large strategic consulting firms have also moved into the space a bit. So, McKenzie now has stood up a restructuring team and is trying to compete actively for business and compete actively through some of the channels we worked through. So the large law firms and so forth have sometimes tapped them on the shoulder for performance improvement work that we would think would’ve historically been in our space. But yes, it is an issue and we’re — we — the demand level is so light that a lot of people are trying to find ways to keep people busy. So —.

Tim McHugh - William Blair & Company - Analyst

Fair enough. That’s helpful, thanks.

Operator

Tobey Sommer, SunTrust.

Unidentified Participant

This is Frank in for Tobey. Wanted to ask about the health solutions practice. Good performance but what do you see going forward there? Your comments were little bit more cautious in terms of what you see in visibility going forward. And if you could just give us an idea of the size and trajectory of that business.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Frank, it’s Dave again. Let me start out with that, and then I’ll kick it back to Roger for the numbers on it. We separated that practice out as a separate practice within our organizational structure almost exactly a year ago, and our thought on that was we had a number of professionals operating inside different segments, somewhat independently and in an uncoordinated fashion. And we, like others, believe there was a significant strategic opportunity to grow there. That decision, I think, in retrospect has proven to be a very good one. The 57% growth in the fourth quarter for that business will be evidence of that.

We now have teams working closely together and frankly we have a streamlined process to add the sorts of professionals we need in that business. That business for us requires some unusual skills. We have physicians in that business; we have nurse practitioners in that business. We have folks who have different skills than we have other places, and we are frankly were frankly a little sluggish when we had it buried underneath sort of accounting-oriented practices to be able to make those decisions. So, we continue to think it’s a business that we are very excited about.

As we look into the first quarter, it could be a little bit of a slower only because of some of the timing of success fees and so forth. We all follow Huron, for example, and you see their quarters bounce around quite a bit. And then they often point to the timing of success fees. So, we are looking for little bit of a slowdown with respect to just some timing on that. But Roger do you want to add something?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think that’s exactly right. I would only add one thing. We obviously had very, very strong growth in that business in 2013. You saw the growth numbers that we had in the fourth quarter. 57% year-over-year and 19% sequentially and 24% across the full year versus the prior year. And so, the challenge that creates and trying to maintain growth rates at that level is people. You have to find people and get them integrated and acculturated and up and running on those client projects. So, I think if there is any cautiousness, it’s more in the people side I think than the market side.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

I think we set on our last call as well that while we certainly will look at the nonorganic, meaning acquisition ways to grow in that business, our experience right now is that to the extent properties are trading, they are trading at valuations that imply growth rates and profitability that we don’t think are sustainable in that business. And so, we have been cautious about deploying additional capital there. We are aggressively recruiting. Certainly for any of you on the phone who are listening who know people in this space would love to see the resumes. But I think we will continue to look at acquisitions. We’ll think about acquisitions but, valuations seem pretty rich in that space now to me.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Unidentified Participant

Okay that’s helpful. And as far as the items that you’ve highlighted, that made the $0.15 to $0.20 impact in the 1Q guidance — the double rent, the business development. Will any of those spillover into 2Q and is there a trajectory later in the year with those or are they generally 1Q events?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

By and large, for all of those items that are 1Q events only. With your FICA, depending on where your employees are in their pay versus the cap, that can — that burns off throughout the year, but based on our bonus payments being in March, that tends to all fall in the first quarter. You might have a little bit but it almost would be close to negligible in the second and later quarters.

Unidentified Participant

Okay that’s helpful. And then in corporate restructuring, can you remind us what percent of the business is outside of North America and how the trajectory of that is going? You highlighted North American trends in your prepared remarks.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Could you state that question again?

Unidentified Participant

In corporate restructuring, how much of that is outside the US or outside of North America and what are the trends there?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

We have two — we actually have three significant businesses outside the US frankly in corporate finance and corporate restructuring. We have a practice in EMEA which is primarily headquartered in London. That business is roughly a $50 million annual size business. We have a good strong business in Latin America that is primarily in Mexico and Brazil. That business would be in the $15 million-ish size, and then of course we have the Asian business, which we’ve grown very significantly over the last several years starting with the [FH Asia] acquisition a couple of years ago and then the two recent acquisitions in Australia. And that business, Roger, is $150 million? Not quite that.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

No. No.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

It’s 20, 40 and six — we’ll get you that number as the call proceeds. We have that on a sheet of paper here. In terms of trends, the European business had a very good year and feels — it’s a small practice, but a very good year. I would say it is more dependent on episodically on engagements versus participating in the market broadly just because of the size of the business. So, winning or losing individual engagements there becomes significant. I think we are thinking for a year in 2014, it looks a lot like 2013.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Latin America we think we’re pretty much the market leader there. It is obviously much smaller economy, but Mexico and Brazil both have situations going on in terms of their economies, particularly Brazil where we think there is opportunity. Brazil is new for us. We just moved a very strong professional there last year, and I would say we are ramping up there. I think we think that has a significant potential, albeit off of a small base.

Asia is a more complicated story. Australia, the Australian market, as I’m sure you know, has been an economy that has slowed a fair amount particularly with the lack of Chinese investment in there over the last 12 to 18 months, and so, I would say, a reasonable level of expectation of business there. It’s — we are a good solid participant in that market. There are several others. So we are trying to — through the acquisitions we did there, we are trying to move our practices into being the top tier provider there. That will take some time. But I think we are pretty optimistic about it.

We really like our new professionals there. We’ve got a bright young team, very aggressive. And they will benefit which no other firm has there. They will benefit from the international platform that we have. So the relationships we have with the major law firms in London in particular and the major financing of resources in London, in Latin America, and in Hong Kong, and in United States should provide cross-border opportunities for them that really set them ahead of the other competitors in that space. Roger, do you have that number?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes. Just on the numbers. About 30% to 35% of the corporate finance restructuring segment is outside of the United States or North America. And about $60 million of that on an annual run rate currently is in Asia-Pacific.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

I’m sorry. I gave the total Asia-Pacific revenue number. I apologize for that, Frank.

Unidentified Participant

Great. Thank you very much.

Operator

Jason Anderson, Stifel.

Jason Anderson - Stifel Nicolaus - Analyst

I wanted to start off with corporate finance. You mentioned in 1Q, I believe you said it was flat to down mid-single digits in 1Q. How should we think about — I know you don’t want to give too much 2014 guidance, but just in general should we think about that as a trend for 2014? And then also without how should we think about margins? You have obviously had the EBITDA margin degradation this year in 2013. Should we — how should we think about that in 2014 and maybe with any potential further cost reduction in that area?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Yes, it’s Dave. I’ll start again and let Roger jump in as well. At this point in time, we do not see any evidence of an improving demand market in 2014. As you know, these things can change quickly. We saw the Fed notes this morning for example talking about the opportunity to start increasing interest rates later in the year. Those sorts of things can happen, but at this point in time our plan and our budget is based on a continued lackluster demand environment, particularly in North America. So, I think we would expect the revenue levels to be consistent with that.

In terms of margins, yes, we certainly do see margin degradation there and the first quarter numbers would suggest no management actions in terms of cost containment or what have you. If the trends continue, we’ve got to look hard at that as we have in the past. But at this point in time, it’s premature to talk about what sort of cost actions we might take.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

We also are trying hard to develop some adjacent services, the so-called nondistressed services, to use some of these very talented people we have there, and in effect, get them busy working on other stuff. So we are going to go through the strategic review. We’ve got a lot of work to do in that but if you look at the pure metrics, the revenue for professional and so forth and so on are not really sustainable at these levels. We would have to eventually take action.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think to add to that, as you know, by looking at the prior four quarters in 2013, the revenue line for the corporate finance restructuring business stepped down each quarter. And although we are saying we think it’s flattish to maybe down a little bit in the first quarter, we’re not saying yet that we are calling that a bottom. As you recall in 2011, we got to a point coming off sort of the 2009/2010 peak, and we called it a bottom and we stayed there for six plus quarters. Now, we started again sort of a step down, and we don’t know if I think exactly where the bottom is, so we are watching that closely.

As we’ve talked about in the past, it’s difficult to manage margin in a position where the revenue is moving down because it’s hard to set your complement of resources and people against the revenue demand. But we are actively looking at that with leadership and there are opportunities to deal with those things. As we mentioned also in the earlier comments, as David said, as we moved towards some of those more early-stage or nondistressed kinds of services, the margins for those services are not at our historically high bankruptcy margins. And then as David, as we said in the comments, a lot of — you have seen some of this affect all around. The majority of this effect of course is in the North American market.

Jason Anderson - Stifel Nicolaus - Analyst

Great. Thanks for that. And then when it comes to your success fees, do you guys — can you quantify that, what that was and in FY 2013, and then how we should think about that into 2014?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

As you know we don’t disclose the amount of success fees in our filings. And the reason for that is that except when they — get some and very unusual things happen like with the forensic litigation consulting success fee in the third quarter of last year, they are not a significant portion of our revenue at this time. They don’t impact us significantly one way or the other. Dave, do you have anything else to add to that?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Our success fees have historically came to us in our corporate finance and recovery business and those are obviously down because that business is down. On the other hand, some of our new practice lines are starting to have more success fee-like elements to them. So the health solutions business will often have, I would call it, a performance-based fee. If you are able to accomplish certain savings objectives or other performance measurement kinds of things, there will be additional fees typically measured at the end of engagement. And so, in that business I would think we’ll see more of that sort of fee going forward.

We also as you know are seeing more non-hourly-based fee arrangements in our — really in our forensic business and in our corporate finance business. So either a fixed fee or an hourly fee with a cap or some of those sorts of things. So we are seeing different what we call alternative fee arrangements. I don’t think about the success fees are a — they are not a meaningful part of the business in terms of analyzing the business on a consolidated basis over the year. But balancing a couple of million bucks between a quarter can often times affect the quarterly performance, and that’s really what we were trying to talk about was just the — because they have virtually 100% flow through in terms of earnings. So —.

Jason Anderson - Stifel Nicolaus - Analyst

Great, thanks. I’ll turn it over.

Operator

Paul Ginocchio, Deutsche Bank.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Paul Ginocchio - Deutsche Bank - Analyst

Thanks. Roger, sorry if I missed some of this, but I was just trying to run these numbers. And it looks like a year ago in the first quarter, you had a — I think it was a 13.5% EBITDA margin — sorry 14.6% EBITDA margin and this year you’re guiding to be down five or six points year on year. Some of that obviously I’m trying to capture the seasonal impact of FICA and all the other payroll taxes by looking at the year on year. I was just trying to understand how much of that five or six points is structural because of economics and mix shift and how much is just one time that’s going to kind of dissipate as the year progresses? Thanks.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Sure, Paul. You’re comparing again first quarter 2013 to first quarter 2014 guidance. Was that your comparison?

Paul Ginocchio - Deutsche Bank - Analyst

Yes. It’s down five or six points. How much of that five or six points dissipates? How much is structural for the year?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Right, well I think comparing those two quarters of course you captured — you have the same one time affect already in both for the benefits and the equity comps, so that’s not the explanation between those two quarters. The primary explanation between first quarter a year ago and first quarter guidance today is in corporate finance restructuring and economic consulting. So in corporate finance restructuring, as we said, that was their highest revenue quarter of 2013, and their mix would have been better at that point in time burning off still some of their — of those bankruptcy matters, so you had more revenue and you had a better margin mix of revenue for corporate financing that year. And economic consulting, as we spoke about those, the re-signing or the contract extensions of those senior professionals that cost that starts in the first quarter of this year of course was not there last year, so their margin would be down in the first quarter of 2014 relative to the first quarter of 2013. And that’s — there’s a few other ins and outs, but that’s the primary differences.

Paul Ginocchio - Deutsche Bank - Analyst

Okay and just to repeat, Dave just — Dave Bannister just said that there’s no upturn in corporate restructuring this year so that’s sort of going to be stuck with us, correct?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Those two effects — yes, yes, those two effects we just spoke about at least — the cost-effective economic consulting, again, is an estimate based on what actual revenues come in but the effect is — will persist for the full year. And at the moment, we are not seeing the restructuring markets in the North American region — we are not seeing that come back so, as David said, that could change quickly, but we’re not seeing that at the moment.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks Roger. Thanks for the clarity.

Operator

David Gold, Sidoti.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

David Gold - Sidoti & Company - Analyst

A couple of relatively quick ones. First, it was some commentary in the release about in restructuring, some — a gain for it what sounded like a departure. Can you give a little more color on that in terms of fairly senior level if it’s that big a gain or am I reading that incorrectly?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think the gain that’s referred to is a remeasurement gain that relates to the new accounting for business combinations or acquisitions. So there was a gain in the fourth quarter that added $0.10 to adjusted EBITDA for the quarter, and that relates to essentially putting a present value on the expected future earn-out payments of acquisitions and we have to do — you have to make that estimate for the full period, which in most cases for us is a 5-plus-year period of time. You’re sort of forecasting and estimating. That’s not related to any one person. That’s related to an acquisition and those acquisitions we are speaking about are those two that were in the Australian market for the corporate finance restructuring business. We also spoke about a special charge which was an expense or cost item that dealt with individuals, and there was one that we referenced in the corporate finance restructuring business. Maybe — which of those two items did you want to go into deeper?

David Gold - Sidoti & Company - Analyst

It was the second, sorry. I slipped and said gain, but I meant the charge.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Okay so what was the question about that?

David Gold - Sidoti & Company - Analyst

Just if it’s worth discussing given it’s a $4 million charge, so that seems like it must be a senior-level person and anything to talk about there as far as the departure?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

(multiple speakers) so it’s not a departure. It is a senior client service person in the corporate finance segment. It — it’s essentially an accounting — it’s an accounting entry made based on the probability relative proportion of future service and a transition service agreement versus current service and so, it doesn’t affect the individual being here and being employed at this time. It just is an accounting entry that references what we think the relative value of current service is versus the relative value of future service.

David Gold - Sidoti & Company - Analyst

Got it. Is that another way to say the person is underperforming based on a projection?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

No. It’s essentially just contract accounting. I don’t think I can describe it in more detail. Maybe privately, but think of it as a lease. If you had a lease on a building and you determined that that lease wasn’t going to have the same utility in the future that you expected, you would probably recognize more of the expense of that upfront. So it’s just — it doesn’t change — the person is here; the person is working. They have an employment agreement. That employment agreement had a transition service agreement included in it for the years after the full employment term, and it’s just a change in the expectations or probabilities of the value of current service versus the value of future service in that transition period, and it creates an accounting charge.

David Gold - Sidoti & Company - Analyst

Got you. Got you. Okay. Thanks. And then on the economic side Roger, when you describe the four areas — I know I’m repeating — margins in the first quarter. Couldn’t tell if you are suggesting that the economics piece of that is just the first quarter event as in sort of one time upfront signing bonuses or was that here to stay?

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

No. I want to make sure we are clear on that. The extension of those agreements, which as David said, has a very positive effect of keeping that senior team intact for in some cases a 10-year period and some maybe an 8-year period, but those come with increased compensation arrangements that will persist for that entire period of time. So it’s hard to say what the actual affect would be over the entire 10-year period because they are variable compensation arrangements, and it depends a great deal on what happens in terms of revenue. But at the moment, we are thinking for 2014 that’s between 400 and 500 basis points. But the arrangement is — will continue beyond 2014 as well.

David Gold - Sidoti & Company - Analyst

Got you. Okay that’s helpful. And then I guess just one broader one, and maybe it’s clear but I just want to be sure I’m catching it. When we talk about — this might be for Steve if he’s willing, the plan to evaluate the business and an analyst day in June, is that to suggest that the formal plan won’t be out until June?

Steve Gunby - FTI Consulting, Inc. - President and CEO

I think that is the plan. We — I think look, the Company hasn’t had a new CEO in quite a while, and I think the goal here is to figure out the next generation of success for this Company. You know, there’s been a great history of this Company. But I think all of us believe that we have to not just rely on a history but figure out how we’re going to take this Company to the next level not only next year but the next three or five years in a way that you guys are excited about and all these employees are excited about as well.

And I wish I was magical enough to travel around the world, learn the business, figure out what ringtail is, and magically come up with a strategy that has all the elements of it and of the concrete deliverable plan and accountabilities that you all would believe in in 15 days but, that talent is that all I am not. And out then also obviously there are some processes you need to follow. You have to come up with the ideas, you have to vet them you have to figure out who’s going to do what and then you have to actually share them and make sure everybody is aligned on that.

So, I think we want to get out to you as quickly as possible. You’ve been tremendous support for the Company, and obviously, this is a sense of ambiguity. But I will tell you my sense is this will only be positive stuff you’re going to hear. I just needed the time to get it into a form that I’m comfortable with, the team is bought off on, there’s ownership of it, and that you would believe. And so I think, I talked with Mollie and Roger and we also scrambled for dates and venues, and I think we came up with the June date.

David Gold - Sidoti & Company - Analyst

Perfect, perfect. Just one last one and then I let you all be. There’s been a ton of speculation on the Street given some decently significant insider selling at the senior levels of other potential departures. Are there any folks who’ve left who we should be aware of at the senior level?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

No, of course. David, it’s Roger. If it was a named executive officer, there would be an 8-K that would tell you that person was leaving. So there have been nobody leaving at that level. There’s been nobody leave in our executive committee at this time so, only — the only people whose employment status changed really were Dennis’s and Jack’s. Dennis retired and Jack ended his term as CEO. So that was the changes.

I think if you think about those insider sales, which I think we can all understand that question, there were people there — I can’t answer for others. I can tell you for myself I haven’t sold a share in 10 years, and so, it came at a point in time where you’re making that change. You can actually do that. We all know if I had sold in the past I get this exact question. And somehow it sends a signal. So, I think there were probably differing reasons for each person, and you’d have to maybe hear from them individually, but there’s been no changes in employment status for anybody at this time.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

David Gold - Sidoti & Company - Analyst

Got you. That’s helpful. Thank you all.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I just wanted to start off first on the margin side, is it true? I want to make sure I got this correct that the corp fin and econ, those are the biggest hits to the margin profile in 1Q. Is that — do I have that correct?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes, comparing last year first quarter to this year first quarter, those would be the two biggest impacts.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. So I guess my question is, why at this point in time are you starting to wrap up or trying to lock in the economists in that business? Has competition gotten harder there over the last couple of quarters and now you felt it was important to lock them up or why make that move now?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I want to be clear that the margin reduction is the result of locking them up. Locking them up is the result of having the best people in a business that grew dramatically for the last several years. We want to be sure that we retain their talents and abilities for the future. So it costs more to do that, but we’re not — we’re not locking them up at the time the business is going down. We’re locking them up at a time the business has been very strong, and we think we have the best people in that business compared to any of their competitors in that sector.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

We clearly had several of the major economists whose relationships with us were coming to a contractual end, and we were the beneficiary of attractive contractual terms that are entered into in a time when their production and the scale of the business was significantly smaller. So, just like the NFL, we had some beneficial contracts over the last several years from some of these senior folks, and it was time to re-sign them at market reasonable rates, hence, the margin profile, which I tried to talk about what is consistent with what we would’ve had several years ago and is also still significantly superior to our peer group. So, we think it was a prudent action. We think it was an important action. We think we paid reasonable market rates for the people that was consistent with their now current production and the production of that business unit.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it, okay. And then in the other businesses, FLC, technologies, strategic communications, can you just remind us on what you’re expecting on the margins? I mean it sounds like — I know technology pointed out that we were going to be down, strategic communications down, obviously not the same impact as corp fin and econ, but can we just run through one more time what the details are on the margin profile for those for 1Q?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

For FLC, I think that you have two effects going on there. So you have — overall, we are saying they’re going to be flat to up mid-single digits in their revenues. The mix of the revenue is shifting a bit in the first quarter as compared with the prior fourth quarter. We don’t think that the health solutions will be as big a proportion of that total segment revenue and the health solutions have had higher margins. So, you’re going to get a little bit of mix effect there, but you’re getting some uplift by the fact that the investigations portion of the business and the speech portions we mentioned is improving. So, I think that’s a market that starting in the sort of the third quarter of last year and the fourth quarter today we saw improving trends there, and I think they continue to feel those trends.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

In technology, I think as we spoke about on the revenue line, there — they’ve done an excellent job in their R&D and their sales teams and the leading into that — getting those tools and services into new matters in a way that has helped weather decline in revenues from the large projects that we discussed. And so, they’ve weathered most of that. We think they’ll continue to have again growth. More of that growth will show through. But on the margin line, there continues to be the same effects related to pricing pressure and those types of things. So that margin can move based on their relative mix of licensing hosting services and where they are in a given quarter for that mix and what happens with pricing pressure.

Strategic communications is in many respects just the same story we’ve been discussing for some time. I mean their revenue continues to be challenged as a result of reduced M&A and other kinds of financial transactions, and the pricing pressure on those kinds of projects continues. And so, I think we see continue to depressed margins in that segment. Dave?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Yes, I wanted to jump in on technology little bit. We do have an energized commitment to our research and development in that space and would expect a higher spend this year than last year in that space. For those of you who were at Legal Tech, you know there was a lot of discussion about predictive coding and who was really using that in live client engagement and getting paid for that. We are. We struggle to find others who are using it. That does require continuing exploration and development of how to use that tool. We also think more broadly the governance space is one that we can play in well there and intend to commit some research dollars around that. So that’s a business that we think has tremendous long-term potential, and we will continue to invest probably at an accelerated rate in the research and development of products there.

Joseph Foresi - Janney Montgomery Scott - Analyst

All right. So that margin is not impacted by pricing. I mean that’s always been sort of the concern there.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

While I think technology margin is impacted by pricing. It’s not different than most technology businesses. You have a downward price affect, but there’s been an upward volume affect. And so, how that plays out in any given quarter is the balance of those two. Also the mix of their various services that are differing margin. We have a differing margin in processing than we do in hosting, than we do in consulting, than we do in licensing. So the mix can change a little bit. Obviously, most technology businesses, if you don’t innovate and stay ahead of the innovation curve, then your margins are in a constant decline because of the price volume changes.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

So-called Moore’s law.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Right, exactly.

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Yes the other thing I would point out there in terms of margins is we, from time to time, benefit from engagements that are truly urgent in that business, and those tend to have higher margins when those are going on, so, a Justice Department inquiry or an antitrust matter that has to be dealt with very quickly. An increasing percentage of that business, however, is our longer-term sustained relationship with enterprise clients who are using our core technology and some of our associated services to deal with more routine needs for E-Discovery and so forth. And while those margins as a percentage of revenue can be somewhat lower, the persistency of that and the predictability of that makes very attractive business.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it and then I think I understand strat comm. That’s just down because I think because of the general business drop there, mid-single digits, right? And that’s going to put the pressure on the margins if I’m correct.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. And then the second sort of last one, I know you don’t want to or you’ve stayed away from giving us guidance for 2014. But I guess I’ll take a shot at it anyways. Maybe you could just give us some idea of what you’re general thoughts are, and again, this is not putting you into anything regarding growth for the year. I mean is it possible that you expect the aggregate business to grow? And then anything that you have on the margin profile. Most of this seems to be not solely one time in nature outside of maybe the double rent for the London offices. So, I wonder if we could just get some idea of — do we expect revenues to be up or down and do we expect the margin profiles — it seems like it’s going to clearly be down for the year.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I’ll give you a little. (laughter). I mean (multiple speakers)

Joseph Foresi - Janney Montgomery Scott - Analyst

Also give me credit for asking, right?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Look, I learned a long time ago, you don’t ask you don’t get. So I think exiting the fourth quarter and coming into the first quarter, when we look at the markets, there’s nothing we see in the markets that are substantially different, meaning technology and FLC’s markets seem to be doing better, and we seem to be feeling the benefit of that. And I think we feel that continuing and there’s nothing we see now that says we wouldn’t feel that continue for the year. We just haven’t — we decided not to go look that far given the reasons that Steve mentioned because of the strategic review.

Strat comm, as we’ve mentioned, at the moment there’s nothing we see that really changes the way that business exited the fourth quarter and is entering the first quarter as you look into the third through fourth — or second through fourth quarters.

We spoke about corporate finance restructuring. I think it’s — it was flattish, as we said, to down a little we think from fourth to first quarter. That’s probably one of the ones that worries us the most because as we talked about all the dynamics there, that could erode further in North America. So we are watching that.

And economic consulting, as we said many times last year, I don’t think we expect that to grow in the teens rates that it did for last year. So, I mean I think we think there is growth opportunity there, but it’s going to be in the single-digit range, probably more like mid-single-digit range as opposed to the midteens. You know you put all that together, right now, I don’t think we see anything that would have the growth profile change dramatically as it was in the fourth quarter. David, do you agree?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

I agree.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. Thank you. That’s helpful. Thank you.

Operator

Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Do you anticipate any other significant rounds of hits from the need to lock in compensation for key producers in other parts of the business say over the next 12 months?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Well I think — look, our business is to attract, retain, and develop the best people in our industry. So, I wouldn’t want to say that there is never a chance that we’re going to have to react in a competitive world to retain the best people. That said, I think where you feel effects like this tend to be situations where you have groups of people who that have come in in one way or another, and their contract expirations, those kinds of things are aligned. I don’t — I think as we look ahead, there’s nothing we see that heavily aligned in that same way. But then again, I’m — there is the chance that that we will have to retain our people. That is what we have to do to maintain the business. David?

Dave Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Yes, I agree with that. I don’t see a structural issue that’s analogous to what we had in the Compass Lexecon portion of economics where we had a number of people we brought in through an acquisition whose contracts were contemporaneously expiring and were significant. I don’t see any other group of people like that who are coming to a head where we see significant increases in compensation.

Randy Reece - Avondale Partners - Analyst

We all out here were out of calibration with what was going on with you given the huge separation between where we were expecting guidance to be and where you guided earnings to. I still don’t have a feel for how much you have reset the — just the operating cost structure compared with how much of the expense level in the first quarter is unusual anyway.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Well, I think one way to think about just the first quarter, if the first quarter were to recur for the most part, in the same revenue and sort of direct cost fashions as the first but for the one-time items, you know I gave you that 15% to 20% range of earnings that would add back into the second quarter. So, that probably gives you some sense of if the revenue was the same in the second quarter what could happen. Another way to look at that might be to look at the guidance we gave for the — the implied guidance for the fourth quarter based on our update last in our third-quarter call last year and how we actually performed in the fourth quarter. So those I think, right now, would be sort of relatively consistent earnings levels.

Randy Reece - Avondale Partners - Analyst

Okay. Thank you.

Operator

It appears there are no further questions at this time. That does conclude today’s conference. We thank you for your participation.

FEBRUARY 20, 2014 / 02:00PM GMT, FCN - Q4 2013 FTI Consulting, Inc. Earnings Conference Call

Steve Gunby - FTI Consulting, Inc. - President and CEO

Thank you.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Thank you.

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